                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              ISONICS CORPORATION
                              -------------------
              (Exact name of registrar as specified in its charter)


         California                                  77-0338561
----------------------------------------    -----------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


       5906 McIntyre Street
        Golden, Colorado                                      80403
------------------------------------         -----------------------------------
(Address of principal executive offices)                       (Zip Code)


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:
333-37696

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

CLASS B REDEEMABLE COMMON STOCK PURCHASE WARRANTS
-------------------------------------------------
(Title of class)


CLASS C REDEEMABLE COMMON STOCK PURCHASE WARRANTS
-------------------------------------------------
(Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Isonics Corporation filed a registration statement on Form 8-A pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, on May 30, 2000, relating to its Class B Redeemable Common Stock Purchase Warrants and its Class C Redeemable Common Stock Purchase Warrants. This is amendment no. 1 to that registration statement.

         CLASS B REDEEMABLE COMMON STOCK PURCHASE WARRANTS. Isonics Corporation ("Isonics") has issued 1,307,610 Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants"), including 675,000 Class B Warrants issued in a private placement in December 2000, and an additional 632,610 Class B Warrants issued in an exchange offer made by Isonics which expired April 30, 2001. This does not include an additional 9,750 Class A Warrants which were submitted for exchange in accordance with the exchange offer, but as to which Isonics is awaiting compliance with the securities law of the state of residence of the Warrant holder. Additionally, Isonics has an obligation to issue up to an additional 225,000 Class B Warrants to certain persons if the average bid price for our Common Stock during the thirty (30) days after the effective date of the registration statement including those warrants is less than $2.00 per share. One holder exercised 2,500 Class B Warrants.

         The Class B Warrants will expire December 31, 2005. The exercise price for the Class B Warrants is $1.50 per share, although if a registration statement relating to the Class B Warrants issued in December 2000 is not effective by June 12, 2001, the exercise price automatically reduces to $0.75 per share (unless the holders of those warrants agree to an extension of that obligation, of which there can be no assurance). Each person exercising a Class B Warrant will receive one share of Common Stock and one Class C Redeemable Common Stock Purchase Warrant.

         Isonics may redeem the Class B Warrants at a price of $0.10 per Warrant on not less than 30 days' prior written notice if our Common Stock trades at or above $3.75 per share (subject to adjustment) for any 20 of 30 consecutive trading days ending not more than three days before the notice of redemption is deposited in the United States mails.

         The Class B Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits, and recapitalizations. Isonics is not required to issue fractional shares. In lieu of the issuance of such fractional shares, we will pay cash to such holders of the Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the expiration date.

         The holder of a Class B Warrant does not possess any rights as a shareholder of Isonics unless and until such holder exercises such Class B Warrant.

         CLASS C REDEEMABLE COMMON STOCK PURCHASE WARRANTS. Isonics has issued 2,500 Class C Redeemable Common Stock Purchase Warrants to one person who exercised 2,500

Class B Warrants. Additional Class C Warrants will be issued to persons who exercise Class B Warrants prior to their expiration. Each person who exercises a Class B Warrant will be entitled to receive a Class C Warrant in addition to a share of Isonics common stock.

         The Class C Warrants expire December 31, 2005. The exercise price for the Class C Warrants is $2.50 per share. Each person exercising a Class C Warrant will receive one share of Common Stock.

         Isonics may redeem the Class C Warrants at a price of $0.10 per Class C Warrant on not less than 30 days' prior written notice if our Common Stock trades at or above $3.75 per share (subject to adjustment) for any 20 of 30 consecutive trading days ending not more than three days before the notice of redemption is deposited in the United States mails.

         The Class C Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price and number of shares issuable upon exercise, on the occurrence of certain events, such as stock dividends, stock splits, and recapitalizations. Isonics is not required to issue fractional shares. In lieu of the issuance of such fractional shares, Isonics will pay cash to such holders of the Class C Warrants. In computing the cash payable to such holders, a share of Common Stock will be valued at its price immediately prior to the close of business on the exercise date.

         The holder of a Class C Warrant will not possess any rights as a shareholder of Isonics unless and until such holder exercises such Class C Warrant.

         TRANSFER AGENT AND WARRANT AGENT. The Class B Warrants and the Class C Warrants are subject to a warrant agreement between Continental Stock Transfer & Trust Company, New York, New York, and Isonics Corporation. Continental Stock Transfer & Trust Company is also the transfer agent and registrar for the Class B Warrants and the Class C Warrants.

ITEM 2.  EXHIBITS

Listed below are the exhibits filed as a part of the registration statement.


4.03     Warrant Agreement between the Registrant and Continental Stock Transfer
         & Trust Company(1)

4.06     Specimen Class B Warrant Certificate (included as a part of exhibit
         4.09)

4.07     Specimen Class C Warrant Certificate (included as a part of exhibit
         4.09)

4.08     Amendment No. 1 to Warrant Agreement between the Registrant and
         Continental Stock Transfer & Trust Company(2)

4.09     Amended and Restated Warrant Agreement effective as of January 15,
         2001, between the Registrant and Continental Stock Transfer and Trust
         Company, Inc. (3)

------------------

     (1) Incorporated by reference from Exhibit 4.05 to the Registrant's Registration Statement on Form S-4 and amendments thereto (Commission file number 333-37696).

     (2) Incorporated by reference from the Registrant's Current Report on Form 8-K (File No. 001-12531) filed August 18, 2000.

     (3) Incorporated by reference from Exhibit 10.27 to the Company's Registration Statement on Form S-4 and amendments thereto (Commission file number 333-37696).


                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


May 14, 2001                          ISONICS CORPORATION


                                      By:   /s/ James E. Alexander
                                         ------------------------------------
                                            James E. Alexander, President and
                                            Chief Executive Officer